Exhibit 99.3

TERM SHEET FOR WORKOUT AGREEMENT

1. Grand Court Lifestyles, Inc. ("GCLS") and the Borrower will enter into an agreement, with approval of the Bankruptcy Court, wherein GCLS and the Borrower will not oppose Pacific Life's ("PL") foreclosure proceedings and the Bankruptcy Court will lift the automatic stay insofar as it may apply to such proceedings, however, this is not an admission by PL that the automatic stay is applicable in these proceedings.

2. GCLS will be retained as manager of the Property, effective the day of foreclosure, at a monthly fee of 4% of effective gross income (actual revenue collected), and with no other fees (i.e. Supervisory Fee, General Partner Fee, Bookkeeping Fee or Regional Manager Payroll) being payable to GCLS, through and including March 30, 2001 ("Turnaround Period"). GCLS would have no right or option to extent the management agreement past the Turnaround Period.

3. Prior to foreclosure, GCLS will be entitled to receive a $2,500 per month bookkeeping fee from the revenue generated Property prior to foreclosure; no other fees (i.e. Supervisory Fee, General Partner Fee or Regional Manager Payroll) or reimbursements of any kind will be paid to GCLS or any related entity prior to foreclosure. This does not include on-site employee expenses/payroll.

4. PL will be paid a monthly fee of 1% of effective gross income during the period of PL's ownership.

5. During the Turnaround Period, GCLS will manage the property in accordance with a preapproved operating and capital budget, which may be revised from time to time by mutual agreement. The parties will agree to these budgets as part of any final documentation of this agreement. PL will receive all cash flow generated by the property from the date of default to March 30, 2001.

6. GCLS will operate the properties in accordance with PL's procedures and within the scope of the operating and capital budget. The parties will execute PL's standard property management agreement or a form thereof, as mutually approved by both parties.

7. PL will have the right, but not the obligation, to make additional capital contributions (beyond what might be required by the approved operating and capital budget) in its sole and absolute discretion.

8.    PL will have an option to terminate GCLS as property manager in the event:
      (1) revenues generated by the Property for three (3) consecutive months during months one (1) through six (6) are less than 85% of the approved budget revenues; revenues generated by the Property for two (2)
      consecutive months during months seven (7) through (9) are less that 85%
      of the approved budget revenues; and/or the revenues generated by the less than 85% of the approved budget revenues; and/or the revenues generated by the Property for any single
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      month after the ninth (9th) month are less than 85% of the approved budget revenues. Month one (1) will be the first month of PL's ownership of the property upon foreclosure. In the event GCLS is no longer the property manager of the Property, GCLS will be entitled to receive such information as is reasonably necessary to facilitate a sale of the Property in accordance with the terms of this settlement agreement.

9. During the Turnaround Period, GCLS will have the right to sell the Property in an "as is" condition, utilizing Pacific Life's standard purchase and sale agreement (a copy of which will be attached to the settlement documents), at a net minimum price (net of sale commissions and all related sale costs) which would consist of the following: (1) Borrower's outstanding loan balance as of the date of foreclosure; (2) outstanding late payment charges as of the date of foreclosure; (3) accrued interest as of the date of foreclosure and through the date of foreclosure; (4) outstanding default rate interest as of the date of foreclosure and through the date of foreclosure; (5) PL's out-of-pocket costs associated with the process of foreclosure and the GCLS bankruptcy including but not limited to reasonable attorney's fees and costs and expenses; (6) a 10% annual return on investment on PL's outstanding capital (loan balance plus capital added) from the date of foreclosure to the date of sale; and (7) any and all cash infusions by Pacific Line during the Turnaround Period. Any positive cash flow collected by PL during the Turnaround Period will first offset the 10% annual return on investment per item #6 above; and second be applied to reduce the net minimum price.

      PL will represent a potential buyer of the Property that: (1) PL is the owner of the Property; (2) PL has the authority to sell the Property and need no additional approvals to sell the Property; (3) the foreclosure was conducted in accordance with applicable law; and (4) provided there are no existing condemnation proceedings or litigation that would adversely affect title to the Property, PL will represent to the best of its actual knowledge that no such proceedings or litigation exists.

      For the purpose of allocating net sale proceeds, the minimum price will be set two (2) days prior to closing and will include an estimated 10% annual return to PL through the day of closing. Any proceeds in excess of the minimum price will be distributed to the Borrower. PL will have the right to approve any brokerage company hired by GCLS to market the Property for sale, as well as any marketing materials.

10. In the event the Property is not sold by the last day of the Turnaround Period, GCLS and the Borrower will have no further right to sell the Property and the Borrower will have no further right to any net proceeds in the event the Property is sold by PL after the Turnaround Period. Notwithstanding the preceding, if there is a bona fide buyer under contract to purchase the Property (who has placed monies into escrow as a deposit), on the last day of the Turnaround Period, GCLS will have thirty
      (30) days to close such sale.

11. The Borrower and/or GCLS will have the right to purchase the Property at the net minimum price, provided that the closing of such sale occurs no later than thirty (30) days following the last day of the Turnaround Period.
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12.   PL will have the right to sell the Property at any time during the
      Turnaround Period, provided the buyer of the Property assumes all of the terms of this settlement with the Borrower/GCLS.

13. PL, GCLS and Borrower will exchange unconditional releases. Borrower will indemnify PL for any claims of any kind arising out of or related to GCLS' management and marketing of the Property during the Turnaround Period.

14. A final agreement between PL, Borrower and GCLS will need to be approved by the bankruptcy court after notice to all parties in interest.

15. With respect to other loans made by PL to affiliates of GCLS, PL will waive any non-monetary defaults caused solely by reason of the filing of bankruptcy by GCLS.

16. PL and GCLS will establish a lock box to collect the revenues collected from the Property. Each month, PL will release to GCLS in a timely manner revenues equal to at least the cost of operating expenses, capital expenditures and other items in the approved budge for such months. GCLS will be entitled to maintain a minimum balance of $5,000 in the Property operating account.